EXHIBIT 5.1
REEDER & SIMPSON P.C.

RRE Commercial Center
P.O. Box 601
Majuro, MH 96960, Marshall Islands
Telephone:	+692 625 3602
Fax:	+692 625 3603
E-mail:	dreeder@ntamar.net

R. Simpson
8 Karaïskaki St., Moschaton 183 45
Athens, Greece
Telephone:	+30 210 941 7208
Fax:	+30 210 941 4790
E-mail:	simpson@otenet.gr
Mobile phone:	+30 6945 465 173

August 3, 2007
FreeSeas Inc.
93 Akti Miaouli
Piraeus, Greece
Re:           FreeSeas Inc.
Ladies and Gentlemen:
     We have acted as Marshall Islands counsel to FreeSeas Inc., a Marshall Islands corporation (the “Company”), in connection with the registration of shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) and Class Z warrants, as described in the Company’s Registration Statement on Form F-3 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) as thereafter amended or supplemented. The Registration Statement also serves as Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form F-1 (File No. 333-124825) (the “Form F-1 Registration Statement”).
     The shares of Common Stock included in the Registration Statement (the “Registered Shares”) are as follows: (a) 3,672,500 shares of Common Stock issuable upon exercise of FreeSeas Class W warrants and Class Z warrants (the “Company Underlying Shares”), (b) 840,834 shares of Common Stock currently owned by certain shareholders of the Company (the “Company Outstanding Stock”), (c) 155,000 shares of Common Stock included in units that may be purchased by the lead underwriter in the initial public offering of the Company’s predecessor (the “Unit Common Stock”) and (d) 255,000 shares of Common Stock underlying Class W and Class Z warrants that may be purchased by the lead underwriter in the initial public offering of the Company’s predecessor (the “Unit/Warrant Common Stock” and collectively with the Unit Common Stock and the Company Underlying Shares, the “Underlying Shares”). The Registered Shares are included in the Registration Statement for purposes of registering the issuance of the Underlying Shares and the resale of the Registered Shares by the holders of such shares, as described in the form of prospectus included in the Registration Statement relating to such resale (the “Prospectus”).
     The Registration Statement also includes 15,000 Class Z warrants currently owned by the lead underwriter in the initial public offering of the Company’s predecessor (the “Registered Warrants”). The Registered Warrants are included in the Registration Statement for purposes of registering the resale of the Registered Warrants by the holders of such warrants, as described in the Prospectus.
     We have examined originals or copies, certified or otherwise identified to our satisfaction the following documents (together, the “Documents”): (i) the Registration

Statement; (ii) the Prospectus; (iii) the Form F-1 Registration Statement, (iv) the Company’s Amended and Restated Articles of Incorporation; (v) the Company’s Amended and Restated By-laws; and (vi) a certified copy of the minutes of meeting of the Board of Directors of the Company held on April 28, 2007. We have also examined such corporate documents and records of the Company and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the Marshall Islands, made in any of the Documents is true, accurate and complete;
     Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that the Registered Warrants and the shares of Company Outstanding Stock have been duly authorized and are validly issued, fully paid and non-assessable. We are also of the opinion that the Underlying Shares, when issued upon the exercise of the respective options and warrants, will be validly issued, fully paid and non-assessable.
     We qualify our opinion to the extent that we express no opinion as to any law other than Marshall Islands law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Marshall Islands. This opinion is limited to Marshall Islands law.
     This opinion letter is limited to the laws of the Republic of the Marshall Islands, including the statutes and Constitution of the Republic of the Marshall Islands, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the headings “Legal Matters” in the Resale Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours, REEDER & SIMPSON P.C.
By /s/ Raymond E. Simpson